Prudential Investment Management, Inc. and the Noteholders signatory hereto
c/o Prudential Capital Group
2029 Century Park East, Suite 710
Los Angeles, CA 90067

As of August 5, 2011

Alexander & Baldwin, Inc.
822 Bishop Street
Honolulu, Hawaii 96813

Re:	Amendment and Modification to Existing Agreements

Ladies and Gentlemen:

Reference is made to (i) the Private Shelf Agreement, dated as of April 25, 2001 (as amended or otherwise modified from time to time, the “2001 Agreement”), by and between the Company, on the one hand, and Prudential and each Prudential Affiliate (as defined therein) that has become bound by certain provisions thereof, on the other hand, and (ii) the Note Purchase and Private Shelf Agreement, dated as of April 19, 2006 (as amended or otherwise modified from time to time, the “2006 Agreement”), by and between the Company, on the one hand, and Prudential and each Prudential Affiliate (as defined therein) that is or may become bound by certain provisions thereof, on the other hand.  The 2001 Agreement and the 2006 Agreement are hereinafter referred to, collectively, as the “Existing Agreements”.  Capitalized terms used and not otherwise defined herein shall have the meanings provided in the 2006 Agreement.

1.           Amendments to Existing Agreements.  Pursuant to the provisions of paragraph 11C of the Existing Agreements, and subject to the terms and conditions of this letter agreement, the undersigned (the “Noteholders”) and the Company hereby agree that:

1.1           The flush language immediately following paragraph 5A(vi) of each Existing Agreement is amended and restated, as follows:

“Together with each delivery of financial statements required by clauses (i) and (ii) above, the Company will deliver to each holder of Notes an Officers’ Certificate (a) setting forth the aggregate amount of Restricted Payments made during such fiscal period and computations showing (non)compliance with the covenants in paragraphs 6A(1), 6A(2), 6A(3), 6B(2)(iv), 6B(3)(iv), 6B(3)(v), 6B(3)(vi), 6B(4) and 6B(6)(ii) (including with respect to each such covenant, where applicable, a reconciliation from GAAP, as reflected in the financial statements then being furnished, to the calculation of such financial covenants, after giving effect to any change in accounting for Capitalized Lease Obligations which has occurred after the August 2011 Amendment Effective Date), and (b) stating that to the best of his or her knowledge, after due inquiry, there exists no Default or Event of Default, or if any such Default or Event of Default exists, specifying the nature and period of existence thereof and what action the Company proposes to take with respect thereto.”

1.2           Paragraph 5G of each Existing Agreement (Maintenance of Debt Rating) is amended and restated, as follows:

“           5G.           Debt Rating.  The Company covenants that upon any change in its Debt Rating, it shall immediately notify Prudential and the holders of Notes.”

1.3           Clauses (ii), (iv), (xii), (xiii) and (xv) of paragraph 7A of each Existing Agreement are amended and restated, respectively, as follows:

“           (ii) the Company or any Subsidiary defaults in any payment of principal of, or premium or interest on, any obligation for money borrowed (or of any obligation under a conditional sale or other title retention agreement or of any obligation issued or assumed as full or partial payment for property whether or not secured by a purchase money mortgage or of any obligation under notes payable or drafts accepted representing extensions of credit) other than the Notes beyond any period of grace provided with respect thereto, or the Company or any Subsidiary fails to perform or observe any other agreement, term or condition contained in any agreement (or any other event thereunder or under any such agreement occurs and is continuing) and the effect of such payment default or other failure or event is to cause or to permit the holder or holders of such obligation to cause, such obligation to become due (or to become subject to required repurchase by the Company or any Subsidiary) prior to any stated maturity; provided that the aggregate amount of all obligations as to which such a payment default shall occur or such a failure or other event causing or permitting acceleration (or required repurchase by the Company or any Subsidiary) shall occur exceeds $30,000,000; or”

“           (iv) the Company fails to perform or observe any agreement contained in paragraphs 5A(i), 5A(ii), 5C or 6 hereof; or”

“           (xii)  (a) any Plan shall fail to satisfy the minimum funding standards of ERISA or the Code for any plan year or part thereof or a waiver of such standards or extension of any amortization period is sought or granted under section 412 of the Code, (b) a notice of intent to terminate any Plan shall have been or is reasonably expected to be filed with the PBGC or the PBGC shall have instituted proceedings under ERISA section 4042 to terminate or appoint a trustee to administer any Plan or the PBGC shall have notified the Company or any ERISA Affiliate that a Plan may become a subject of such proceedings, (c) the aggregate amount under all Plans of the fair market value of the assets (within the meaning of Section 303 of ERISA) is less than 70% of the “Funding Target” (within the meaning of Section 303 of ERISA), (d) the Company or any ERISA Affiliate shall have incurred or is reasonably expected to incur any liability pursuant to Title I or IV or ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, (e) the Company or any ERISA Affiliate withdraws from any Multiemployer Plan, or (f) the Company or any Subsidiary establishes or amends any employee welfare benefit plan that provides post-employment welfare benefits in a manner that would increase the liability of the Company or any Subsidiary thereunder; and any such event or events described in clauses (a) through (f) above, either individually or together with any other such event or events, could reasonably be expected to have a material adverse effect on the business or condition (financial or otherwise) of the Company; or”

“           (xiii)  any judgment or decree in the amount of $30,000,000 or more shall be entered against the Company or any of its Subsidiaries that is not paid or fully covered (beyond any applicable deductibles) by insurance and such judgment or decree shall not have been vacated, discharged or stayed or bonded pending appeal within 60 days from the entry thereof; or”

“           (xv) at any time that Matson is a Subsidiary of the Company, there occurs an “Event of Default” as that term is defined in the Matson Note Agreement and the aggregate amount of obligations then outstanding under the Matson Note Agreement exceeds $10,000,000;”

1.4           Paragraph 10B of each Existing Agreement is amended by adding thereto the following defined term in proper alphabetical order:

“           “August 2011 Amendment Effective Date” shall mean August 5, 2011.”

1.5           Each of the following defined terms appearing in paragraph 10B of each Existing Agreement is amended and restated, as follows:

“           “Capitalized Lease Obligations” shall mean, with respect to any Person, any rental obligation of such Person which, under GAAP in effect as of the August 2011 Amendment Effective Date, is or will be required to be capitalized on the books of such Person, taken at the amount thereof accounted for as indebtedness (net of interest expense) in accordance with such principles.

“Debt” shall mean, as to any Person at the time of determination thereof without duplication, (i) any indebtedness of such Person (A) for borrowed money, including commercial paper and revolving credit lines, (B) evidenced by bonds, debentures or notes or otherwise representing extensions of credit, whether or not representing obligations for borrowed money or (C) for the payment of the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, regardless of when such liability or other obligation is due and payable, (ii) Capitalized Lease Obligations of such Person, (iii) Guarantees, assumptions and endorsements by such Person (other than endorsements of negotiable instruments for collection in the ordinary course of business) of Debt of another Person, and (iv) Debt of another Person secured by Liens on the property or other assets of such Person.  “Debt” shall not include a reimbursement obligation incurred in connection with a standby letter of credit issued in support of trade payables or as condition to receiving a governmental entitlement, a performance bond or a performance guaranty, in each case to the extent such reimbursement obligation is contingent, or a Guarantee of Matson’s trade accounts receivable purchased or held by the CCF.

“Debt Rating” shall mean, as of any date of determination, a currently effective non-credit enhanced senior unsecured long term debt rating issued by Moody’s Investors Service, Inc. or any successor thereto (“Moody’s”) or by Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc. or any successor thereto (“S&P”).  The Debt Rating may be a private rating or a public rating.

“Guarantee” shall mean, without duplication, any obligation, contingent or otherwise, of any Person guaranteeing or having the economic effect of guaranteeing any Debt or other obligation of any other Person (the primary obligor) in any manner, directly or indirectly, and including any obligation:  (a) to make any loan, advance or capital contribution, or for the purchase of any property from, any Person, in each case for the purpose of enabling such Person to maintain working capital, net worth or any other balance sheet condition or to pay debts, dividends or expenses except for advances, deposits and initial payments made in the usual and ordinary course of business for the purchase or acquisition of property or services; (b) to purchase materials, supplies or other property or services if such obligation requires that payment for such materials, supplies or other property or services be made regardless of whether or not delivery of such materials, supplies or other property or services is ever made or tendered; (c) to rent or lease (as lessee) any real or personal property (except for leases in effect on December 31, 2010) if such obligation is absolute and unconditional under conditions not customarily found in commercial leases then in general use; or (d) of any partnership or joint venture in which such Person is a general partner or joint venturer if such obligation is not expressly non-recourse to such Person; but excluding contingent obligations under (i) a completion guaranty issued in connection with a real estate development project to the extent contingent and not constituting a direct or indirect obligation to repay Debt, (ii) environmental indemnification agreements and (iii) a guaranty by Matson of Matson’s trade accounts receivable purchased or held by the CCF.”

1.6           Each of the defined terms “Discontinued Operations”, “Investment Grade Rating” and “Specified Debt Rating”, appearing in paragraph 10B of each Existing Agreement, is deleted.

1.7           Paragraph 10C of each Existing Agreement is amended and restated, as follows:

“10C.           Accounting Principles, Terms and Determinations.  All references in this Agreement to “generally accepted accounting principles” and “GAAP” shall be deemed to refer to generally accepted accounting principles in effect in the United States of America at the time of application thereof, but excluding in each case the effects of Accounting Standards Codification 825-10-25 (previously referred to as SFAS 159) or any successor or similar provision to the extent it relates to “fair value” accounting for assets or liabilities.  Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters hereunder shall be made, and all unaudited financial statements and certificates and reports as to financial matters required to be furnished hereunder shall be prepared, in accordance with generally accepted accounting principles, applied on a basis consistent with the most recent audited consolidated financial statements of the Company and its Subsidiaries delivered pursuant to clause (ii) of paragraph 5A or, if no such statements have been so delivered, the most recent audited financial statements referred to in clause (i) of paragraph 8B.”

2.           Amendment to 2001 Agreement.  Pursuant to the provisions of paragraph 11C of the 2001 Agreement, and subject to the terms and conditions of this letter agreement, the Noteholders which are party to the 2001 Agreement and the Company hereby agree that Paragraph 10B of the 2001 Agreement is amended by adding thereto the following defined terms in proper alphabetical order:

“           “2006 Agreement” shall mean that certain Note Purchase and Private Shelf Agreement, dated as of April 19, 2006, by and between the Company, on the one hand, and Prudential and each Prudential Affiliate (as defined therein) that is or may become bound by certain provisions thereof, on the other hand, as the same may be amended, amended and restated, supplemented, replaced, refinanced or otherwise modified from time to time.

“Existing Agreements” shall mean, collectively, this Agreement and the 2006 Agreement.

“Existing Notes” shall mean, collectively, the Notes, and the “Notes” as defined in the 2006 Agreement.”

3.           Amendments to 2006 Agreement.  Pursuant to the provisions of paragraph 11C of the 2006 Agreement, and subject to the terms and conditions of this letter agreement, the Noteholders which are party to the 2006 Agreement and the Company hereby agree that:

3.1           Paragraph 6A(1) is amended and restated, as follows:

“6A(1).                      Minimum Consolidated Shareholders’ Equity.  Consolidated Shareholders’ Equity at any time to be less than the sum of (a) $889,000,000 plus (b) to the extent positive, 25% of Consolidated Net Income for each fiscal quarter ended after December 31, 2010 (such required minimum consolidated shareholders' equity amount not to be reduced by any consolidated net loss during any such fiscal quarter).”

3.2           Each of clauses (v) and (vi) of paragraph 6B(1) of the 2006 Agreement is amended and restated, as follows:

“           (v)           Liens (other than as specified in clauses (i) - (iv) above) of the Company and Subsidiaries in existence on December 31, 2010 as set forth in Schedule 6B(1); and

(vi)           subject to compliance with paragraph 6B(4), Liens securing Debt other than as set forth in the foregoing clauses (i) - (v); provided that there shall not exist any Lien of any kind on the shares of the Voting Stock of any Subsidiary unless the Company and Subsidiaries continue to own shares of Voting Stock of such Subsidiary which are not subject to any Lien and which represent a majority of the Voting Stock of such Subsidiary; provided further that the Company agrees that neither it nor any of its Subsidiaries shall use any capacity under this clause (vi) to secure any amounts owed or outstanding under any Principal Credit Facility (other than Permitted Bank Liens on Shipping Assets) unless the Existing Notes and each of the Existing Agreements are also concurrently equally and ratably secured pursuant to documentation in form and substance satisfactory to the respective Required Holders (as defined in each Existing Agreement) (including, but not limited to, documentation such as security agreements and other necessary or desirable collateral agreements, an intercreditor agreement and an opinion of independent legal counsel); and provided further, however, that if the Company otherwise would be required to secure the Existing Notes and the Existing Agreements equally and ratably pursuant to the immediately preceding proviso as a result of the Company or any Subsidiary cash-collateralizing any of its obligations under a Principal Credit Facility, then, notwithstanding such immediately preceding proviso, the Company shall be deemed to have complied with such proviso if the Company, concurrently therewith, also provides cash collateral to the holders of Existing Notes in an equal aggregate dollar amount on terms acceptable to the respective Required Holders (as defined in each Existing Agreement) (it being understood and agreed that (A) the Company shall not be required to provide at such time cash collateral to such holders of Existing Notes in an aggregate amount greater than the aggregate amount then provided under a Principal Credit Facility, and (B) upon the release by any such lender, letter of credit issuer or agent, as applicable, under a Principal Credit Facility of any cash collateral so received, the equivalent dollar amount of cash collateral so received by the holders of Existing Notes shall be released by such holders on the same terms and conditions as released by such lender).”

3.3           Paragraph 6B(2) is amended to insert “and its Property Management Business” immediately after the reference to “Property Development Activities” in clause (iv) thereof.

3.4           Paragraph 6B(5) is amended and restated, as follows:

“6B(5).Sale or Discount of Receivables.  Sell with recourse or discount or otherwise sell for less than the face value thereof, any of its notes or accounts receivable (other than (i) sales of accounts receivable the collection of which is doubtful in accordance with GAAP and discounts to tenants of accounts or notes receivable from such tenants in connection with the amendment, renegotiation or termination of lease agreements and (ii) sales by Matson of its accounts receivable to the CCF);”

3.5           Paragraph 6B(6)(ii) is amended and restated, as follows:

“           (ii)  the Company and its non-Matson Subsidiaries so long as the aggregate sales price of all assets sold or otherwise transferred after December 31, 2010 pursuant to such transactions does not exceed 10% of the consolidated shareholders’ equity of the Company and Subsidiaries (measured as at the end of the fiscal quarter immediately preceding the date of such sale-leaseback);”

3.6           Paragraph 10B of the 2006 Agreement is amended by adding thereto the following defined terms in proper alphabetical order:

“             “2001 Agreement” shall mean that certain Private Shelf Agreement, dated as of April 25, 2001, by and between the Company, on the one hand, and Prudential and each Prudential Affiliate (as defined therein) that has become bound by certain provisions thereof, on the other hand, as the same may be amended, amended and restated, supplemented, replaced, refinanced or otherwise modified from time to time.”

“Bank Credit Agreement” shall mean that certain Credit Agreement, dated as of August 5, 2011, by and among the Company, Bank of America, N.A., First Hawaiian Bank and the other lenders and financial institutions party thereto, as the same may be amended, amended and restated, supplemented, refinanced, replaced or otherwise modified from time to time.

“CCF” shall mean the capital construction fund created under Matson’s Capital Construction Fund Agreement with the United States of America through the Maritime Administrator.

“Existing Agreements” shall mean, collectively, this Agreement and the 2001 Agreement.

“Existing Notes” shall mean, collectively, the Notes, and the “Notes” as defined in the 2001 Agreement.

“Permitted Bank Liens on Shipping Assets” shall mean Liens (otherwise permitted hereunder and under the Matson Note Agreement) created under a Principal Credit Facility to which Matson or any Matson Subsidiary is a party, or related agreements and documents, to secure Principal Credit Facility Ship Financings, provided that (a) any such Lien shall extend solely to the item or items of such property (or improvement thereon) so acquired, constructed or refinanced and, if required by the terms of the instrument originally creating such Lien, other property (or improvement thereon) which is an improvement to or is acquired for specific use in connection with such acquired or constructed property (or improvement thereon), (b) the principal amount of the Debt secured by any such Lien shall at no time exceed an amount equal to the fair market value of such property (or improvement thereon) at the time of such acquisition, construction or refinancing, and (c) any such Lien shall be created contemporaneously with, or within 365 days after, the acquisition, construction or refinancing of such property.

“Principal Credit Facility” shall mean the Bank Credit Agreement and any other credit agreement, loan agreement, note purchase agreement or similar agreement (other than the Existing Agreements and the Matson Note Agreement) of the Company or any of its Subsidiaries (including Matson) under which credit facilities in the aggregate original principal or commitment amount of at least $25,000,000 are provided for, in each case, as any of the same may be amended, amended and restated, supplemented, refinanced, replaced or otherwise modified from time to time.

“Principal Credit Facility Ship Financing” shall mean a financing or refinancing by Matson or any Matson Subsidiary under a Principal Credit Facility to which Matson or a Matson Subsidiary is a party of the purchase price or cost of construction of Shipping Asset(s).

“Shipping Assets” means vessels, containers and other equipment (including terminal equipment) used in connection with vessels, and any improvement on any of such vessels, containers or equipment, in each case owned or to be owned by Matson or any Matson Subsidiary.”

3.7           Each of the following defined terms appearing in paragraph 10B of the 2006 Agreement is amended and restated, as follows:

“           “Consolidated Net Income” shall mean the consolidated net income from continuing operations of the Company and its Subsidiaries as determined in accordance with GAAP, provided that (a) the proceeds of any sale or condemnation of real estate that is treated as a discontinued operation pursuant to GAAP shall be treated as income from continuing operations to the extent the net proceeds of such sale or condemnation have been reinvested in real estate within twelve months from the date of sale or condemnation and (b) Consolidated Net Income shall exclude (i) non-cash gains or losses resulting from the write-up or write-down of assets and (ii) solely in the case of the calculation of the Debt to EBITDA Ratio, equity in the unremitted earnings of any other Person (other than of Subsidiaries) to the extent that such amount exceeds $8,000,000 in the applicable four consecutive fiscal quarter period.

“Consolidated Shareholders’ Equity” shall mean, at any time of determination thereof, for the Company and Subsidiaries determined in accordance with GAAP, the sum of (i) consolidated shareholders’ equity, and (ii) any consolidated mezzanine equity (or other temporary or non-permanent equity) resulting from the application of the Financial Accounting Standards Board Accounting Standards Codification Topic 718, and related stock-based compensation awards issued to management which are puttable upon a change of control; provided, that any determination of Consolidated Shareholders’ Equity shall exclude all non-cash adjustments to Consolidated Shareholders’ Equity resulting from the application of the Financial Accounting Standards Board Accounting Standards Codification Topic 960.

“EBITDA” shall mean, for any period, Consolidated Net Income Before Taxes for such period plus, to the extent deducted in the calculation thereof, Consolidated Interest Expense, depreciation and amortization and non-cash stock-based compensation.

“Permitted Assets” shall mean (i) where any Property Sub or any assets of a Property Sub or of the Company (other than capital stock of Matson or any successor thereof) have been sold or otherwise transferred, assets, including real estate, to be used by the Company or any Property Sub in conducting Property Development Activities, the Property Management Business or the agribusiness and (ii) in all other instances, assets, including real estate, to be used in conducting Property Development Activities, the Property Management Business, the agribusiness or the ocean transportation business.

“Permitted Debt” shall mean (i) any unsecured Debt of the Company or a Subsidiary (exclusive of Debt owed to the Company or a Subsidiary) selected by the Company, so long as the aggregate amount of all proceeds applications from sales or other dispositions which are made after December 31, 2010 pursuant to the proviso appearing in clauses (iv), (v) or (vi) of paragraph 6B(3) do not exceed $150,000,000 and (ii) after the $150,000,000 basket in clause (i) has been fully utilized, all unsecured Debt of the Company and Subsidiaries (exclusive of any Debt owed to the Company or a Subsidiary thereof) on a pro rata basis.

“Priority Debt” shall mean, with respect to the Company and its Subsidiaries, at any time of determination and without duplication, the sum of (a) Debt secured by Liens (other than secured Debt incurred or assumed to pay all or any part of the purchase price or cost of construction, of tangible personal property (or any improvement thereon) acquired or constructed by the Company or a Subsidiary after December 31, 2010), plus (b) to the extent not described in or expressly excluded from clause (a), Debt of Subsidiaries (other than (i) Guarantees of Debt of the Company so long as each such Subsidiary has guaranteed the obligations evidenced by the Existing Notes and (ii) unsecured Debt of Matson and Matson’s Subsidiaries).  Notwithstanding the foregoing, Debt secured by Liens incurred or assumed to pay all or any part of the purchase price or cost of construction of any real property (or any improvement thereon) acquired or constructed by the Company or a Subsidiary after December 31, 2010 shall be considered Priority Debt only to the extent of the amount that is the lesser of (i) the fair market value of the land (not including improvements) and (ii) the principal amount of such secured Debt outstanding and payable at the time of such measurement.

“Priority Debt Limit” shall mean, at any time of determination, an amount equal to 15% of Consolidated Total Assets (as of the end of the most recent fiscal quarter of the Company).

“Undeveloped Land” shall mean (i) land owned in fee by the Company or any Subsidiary (exclusive of Matson and Matson Subsidiaries) as of December 31, 2010 which at the time of determination has not been developed for commercial or residential purposes, (ii) land acquired by the Company or any Subsidiary (exclusive of Matson and Matson Subsidiaries) subsequent to December 31, 2010 pursuant to a Code section 1031 like-kind exchange (in exchange for land described in clause (i) or (ii) of this definition) which at the time of determination has not been developed for commercial or residential purposes, or (iii) capital stock or other equity interests of a Subsidiary which owns as its principal asset, directly or indirectly, Undeveloped Land described in clause (i) or (ii) of this definition.”

3.8           A new Schedule 6B(1) is added, in the form set forth as the Exhibit to this letter agreement.

4.           Limitation of Modifications.  The amendments and other modifications effected in this letter agreement shall be limited precisely as written and shall not be deemed to be (a) an amendment, consent, waiver or other modification of any other terms or conditions of any Existing Agreement or any other document related to any Existing Agreement, or (b) a consent to any future amendment, consent, waiver or other modification.  Except as expressly set forth in this letter, each of the Existing Agreements and the documents related to the Existing Agreements shall continue in full force and effect.

5.           Representations and Warranties.  The Company hereby represents and warrants as follows:  (i) No Default or Event of Default has occurred and is continuing; (ii) the Company’s execution, delivery and performance of each of the Existing Agreements, as modified by this letter agreement, have been duly authorized by all necessary corporate and other action and do not and will not require any registration with, consent or approval of, or notice to or action by, any Person (including any governmental authority) in order to be effective and enforceable; (iii) each of the Existing Agreements, as modified by this letter agreement, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its respective terms except as the enforceability thereof may be limited by bankruptcy, insolvency or other similar laws of general application relating to or affecting the enforcement of creditors’ rights or by general principles of equity; and (iv) after giving effect to this letter agreement, each of the representations and warranties of the Company set forth in each of the Existing Agreements is true, correct and complete as of the date hereof (except to the extent such representations and warranties expressly relate to another date, in which case such representations and warranties are true, correct and complete as of such other date).

6.           Effectiveness.  This letter agreement shall become effective, as of August 5, 2011, on the date on which:  (i) the Noteholders shall have received (A) a fully executed counterpart of this letter agreement from the Company (and the Company shall have received a fully executed counterpart of this letter agreement from the Noteholders), (B) a true, accurate and complete copy of the fully executed and effective amendment and modification to the Amended and Restated Note Agreement, dated as of May 19, 2005, by and between Matson, on the one hand, and the holders of notes signatory thereto, on the other hand, dated as of the date hereof, in form and substance satisfactory to the Noteholders, (C) a true, accurate and complete copy of the fully executed and effective Bank Credit Agreement (as defined in Section 3.5 above), in form and substance satisfactory to the Noteholders, and (D) a true, accurate and complete copy of the fully executed and effective Credit Agreement, dated as of August 5, 2011, by among Matson, Bank of America, N.A., First Hawaiian Bank and the other lenders and financial institutions party thereto, in form and substance satisfactory to the Noteholders, and (ii) the Company shall have paid Bingham McCutchen LLP its accrued and unpaid legal fees and expenses, to the extent such fees and expenses have been invoiced.

7.           Miscellaneous.

(a)           This document may be executed in multiple counterparts, which together shall constitute a single document.  Delivery of executed counterparts of this letter agreement by telefacsimile or other secure electronic format (pdf) shall be effective as an original.

(b)           This letter agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the internal laws of the California, excluding choice-of-law principles of the law of such state that would permit the application of the laws of a jurisdiction other than such state.

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A/74435241.6

If you are in agreement with the foregoing, please sign the enclosed counterpart of this letter in the space indicated below and return it to the Noteholders at the above address whereupon, subject to the conditions expressed herein, it shall become a binding agreement among each party named as a signatory hereto.

Sincerely,

Prudential Investment Management, Inc.

By:  /s/ Cornelia Cheng
Title:  Vice President

The Prudential Insurance Company
of America

By:  /s/ Cornelia Cheng
Title:  Vice President

A/74435241.6

The Prudential Life Insurance Company, Ltd.

By:           Prudential Investment Management
                 (Japan), as Investment Manager

By:           Prudential Investment Management,
                 Inc., as Sub-Adviser

By: /s/ Cornelia Cheng
Title:  Vice President

Gibraltar Life Insurance Co., Ltd.

By:           Prudential Investment Management
                 (Japan), as Investment Manager

By:           Prudential Investment Management,
                 Inc., as Sub-Adviser

By: /s/ Cornelia Cheng
Title:  Vice President

Prudential Retirement Insurance and Annuity Company

By:           Prudential Investment Management,
                 Inc., as investment manager

By: /s/ Cornelia Cheng
Title:  Vice President

A/74435241.6

Pruco Life Insurance Company

By: /s/ Cornelia Cheng
Title:  Assistant Vice President

Pruco Life Insurance Company of

New Jersey

By: /s/ Cornelia Cheng
Title:  Assistant Vice President

A/74435241.6

Accepted and agreed to
as of the date first
appearing above:

Alexander & Baldwin, Inc.

By: /s/ Christopher J. Benjamin
Its: Senior Vice President, Chief Financial Officer and Treasurer

By: /s/ Charlie W. Loomis
Its: Assistant Secretary

A/74435241.6

Exhibit

A/74435241.6